Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 N. Community House Rd, Suite 350
Charlotte, N.C. 28277
Tel: (704) 587-8886
investorrelations@polypore.net
www.polypore.net
PRESS RELEASE

Polypore Reports First Quarter 2014 Results

•                  Separations Media and Transportation and Industrial segments continue to deliver solid performance

•                  New vehicle model introductions show promise for additional growth in Electronics and Electric Drive Vehicles (“EDVs”) segment later in 2014 and into 2015

•                  Company announces 5-year lithium-ion separator supply agreement with Panasonic for large-format batteries

•                  Debt reduction and refinancing reduce interest costs and provide additional flexibility

•                  Board of Directors authorizes new share repurchase program

CHARLOTTE, N.C. — May 8, 2014 — Polypore International, Inc. (NYSE: PPO), a global high technology filtration company specializing in microporous membranes, today reported its financial results for the first quarter ended March 29, 2014.

For the first quarter:

•                  Sales were $161.0 million compared with $145.9 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $14.3 million, or 10%.

•                  Segment Operating Income was $29.4 million compared with $23.9 million in the prior-year period. A table showing the reconciliation of Segment Operating Income to U.S. GAAP amounts is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $13.6 million and $0.30 per diluted share, respectively, compared with $10.0 million and $0.21 per diluted share in the prior-year period.  Income from Continuing Operations was $8.4 million, or $0.18 per diluted share, compared with $5.6 million, or $0.12 per diluted share, in the prior-year period. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

“The solid performance of our Separations Media and Transportation and Industrial segments continued in the first quarter, and we are making capacity investments in these businesses to participate in market growth. In Electronics and EDVs, we’re very pleased to announce a long-term supply agreement with Panasonic for large-format lithium-ion batteries. We’re still in the early stages of penetration into the automotive industry, and we expect new vehicle model introductions and other positive trends to drive increased vehicle sales,” said Robert B. Toth, President and Chief Executive Officer. “Our recent debt reduction and refinancing provide substantial interest savings to our Company, which—combined with the ongoing cash being generated by our businesses—gives us the flexibility to pursue growth and opportunities to create value for our shareholders.”

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $42.5 million in the first quarter of 2014 compared with $37.2 million in the first quarter of 2013. Adjusted EBITDA for the 12 months ended March 29, 2014 was $171.2 million.  Adjusted EBITDA, as defined in Polypore’s new senior secured credit agreement, is reconciled to Income from Continuing Operations in the attached table.

Energy Storage Business

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators were $79.1 million compared with $76.1 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $3.6 million, or 5%, driven by volume growth in Europe and Asia.

•                  Segment Operating Income was $17.0 million compared with $16.2 million in the prior-year period, and 22% of sales, which was comparable to the prior-year period.

Electronics and EDVs Segment

•                  Sales of lithium battery separators were $30.1 million, up 23% compared with $24.4 million in the prior-year period, with higher volumes in EDVs partially offset by a decline in consumer electronics.

•                  Segment Operating Income was $3.1 million and 10% of sales compared with a loss of $2.0 million for the prior-year period, reflecting higher sales.

Separations Media Segment

Sales were $51.8 million compared with $45.4 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $5.0 million, or 11%.

•                  Sales of healthcare products were $32.1 million, up 9% compared with $29.5 million in the prior-year period, primarily associated with higher volumes.

•                  Sales of filtration and specialty products were $19.7 million, up 24% compared with $15.9 million in the prior-year period, primarily associated with growth in microelectronics and other degasification applications.

•                  Segment Operating Income was $17.7 million compared with $15.5 million in the prior-year period, and 34% of sales, which was comparable to the prior-year period.

New Long-term Customer Supply Agreement

Today the Company announced that its Celgard subsidiary and Panasonic Automotive and Industrial Systems Division (“Panasonic”) have entered into a long-term supply agreement under which Panasonic will purchase Celgard® brand separators to be used in its large-format electric drive vehicle lithium-ion batteries. This long-term agreement includes guaranteed purchase and supply volume requirements and a five-year term.

Debt Reduction, Senior Notes Redemption and Refinancing

On April 8, 2014, the Company announced that it had entered into a new senior secured credit agreement, consisting of a $500 million term loan facility and $150 million revolving credit facility. Cash on hand and borrowings under the new senior credit agreement were used to repay all outstanding obligations under the Company’s prior senior secured credit agreement and to redeem its 7.5% senior notes. The redemption of the 7.5% senior notes, which was completed on May 8, 2014, and a reduced level of total debt are expected to reduce annualized interest expense by approximately $20 million to $25 million compared with 2013 interest expense of $39.5 million, depending on variables such as market interest rates, hedging strategies and average revolver borrowings.

Share Repurchase Authorization

The Board of Directors has authorized the Company to repurchase up to 4.5 million shares of common stock, or approximately 10% of shares currently outstanding. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. The stock repurchases may be made from time-to-time on the open market or in privately negotiated transactions. The stock repurchase program does not require the Company to repurchase any specific number of shares, and the Company may terminate the repurchase program at any time.

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s first quarter 2014 financial results and business outlook today, Thursday, May 8, 2014, at 4:45 p.m. Eastern time. The dial-in number for the conference call is (631) 291-4526.  Enter code 19636584.  A replay of the conference call will be available through Thursday, May 15, 2014 via telephone at (404) 537-3406.  Enter code 19636584. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, N.C., Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in nine countries serving six continents. See www.polypore.net.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income, Adjusted EPS (earnings per share) and Segment Operating Income are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. Adjusted EBITDA is defined in our new senior secured credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, stock-based compensation and other non-cash or non-recurring charges.

We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding. We define Segment Operating Income as operating income before stock-based compensation and certain non-recurring and other costs. The adjustments used in calculating Adjusted Net Income and Adjusted EPS are consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our new credit agreement.

For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Segment Operating Income, the reconciliation of Adjusted EBITDA to income from continuing operations, the reconciliation of Adjusted Net Income to income from continuing operations, the reconciliation of Adjusted EPS to earnings per share from continuing operations and the reconciliation of Segment Operating Income to income from continuing operations before income taxes, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods. Adjusted EBITDA is a measure used in calculating covenant compliance under the terms of our new credit agreement. We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections. We use Segment Operating Income to evaluate business segment performance and allocate resources. Adjusted Net Income and Adjusted EPS exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA, as defined in our new credit agreement.

Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Segment Operating Income are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, income from continuing operations, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing processes; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions contained in our senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; lithium market demand not materializing as anticipated; the absence of expected returns from the intangible assets we have recorded; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	March 29, 2014	March 30, 2013
Net sales	$161.0	$145.9
Cost of goods sold	102.5	96.7
Gross profit	58.5	49.2
Selling, general and administrative expenses	36.1	30.7
Operating income	22.4	18.5
Other (income) expense:
Interest expense, net	9.6	9.8
Foreign currency and other	0.7	0.7
	10.3	10.5
Income from continuing operations before income taxes	12.1	8.0
Income taxes	3.4	2.2
Income from continuing operations	8.7	5.8
Income from discontinued operations, net of income taxes	—	3.4
Net income	8.7	9.2
Less: Net income attributable to noncontrolling interest	0.3	0.2
Net income attributable to Polypore International, Inc.	$8.4	$9.0

Net income attributable to Polypore International, Inc.:
Income from continuing operations	$8.4	$5.6
Income from discontinued operations	—	3.4
Net income attributable to Polypore International, Inc.	$8.4	$9.0

Net income attributable to Polypore International, Inc. per share - basic:
Continuing operations	$0.19	$0.12
Discontinued operations	—	0.07
Net income attributable to Polypore International, Inc. per share	$0.19	$0.19

Net income attributable to Polypore International, Inc. per share - diluted:
Continuing operations	$0.18	$0.12
Discontinued operations	—	0.07
Net income attributable to Polypore International, Inc. per share	$0.18	$0.19

Weighted average shares outstanding - basic	44,884,728	46,613,321
Weighted average shares outstanding - diluted	45,423,573	47,295,430

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	March 29, 2014	December 28, 2013 (a)
Assets:
Cash and cash equivalents	$177.4	$163.4
Accounts receivable, net	113.3	113.5
Inventories	113.6	113.9
Other	16.4	18.1
Current assets	420.7	408.9

Property, plant and equipment, net	587.6	595.4
Goodwill	444.5	444.5
Intangibles and loan acquisition costs, net	90.4	93.8
Other	7.6	7.6
Total assets	$1,550.8	$1,550.2

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$72.5	$81.0
Income taxes payable	5.1	4.1
Current portion of debt	192.5	16.9
Current liabilities	270.1	102.0

Debt, less current portion	446.3	629.4
Other	199.5	199.2
Shareholders’ equity	634.9	619.6
Total liabilities and shareholders’ equity	$1,550.8	$1,550.2

(a)  Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(unaudited, in millions)

	Three Months Ended
	March 29, 2014	March 30, 2013
Operating activities:
Net income	$8.7	$9.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	13.7	14.3
Stock-based compensation	5.4	4.5
Deferred income taxes	(1.7)	(2.8)
Changes in operating assets and liabilities	(3.3)	10.0
Other	1.5	1.2
Net cash provided by operating activities	24.3	36.4
Investing activities:
Purchases of property, plant and equipment, net	(3.7)	(6.2)
Net cash used in investing activities	(3.7)	(6.2)
Financing activities:
Principal payments on debt	(7.5)	(7.5)
Payments on revolving credit facility	—	(25.0)
Other	0.3	0.4
Net cash used in financing activities	(7.2)	(32.1)
Effect of exchange rate changes on cash and cash equivalents	0.6	0.2
Net increase (decrease) in cash and cash equivalents	14.0	(1.7)
Cash and cash equivalents at beginning of period	163.4	44.9
Cash and cash equivalents at end of period	$177.4	$43.2

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Income from continuing operations attributable to Polypore International, Inc.	$8.4	$5.6	$36.2	$49.9
Add:
Depreciation and amortization expense	13.7	13.5	54.8	52.9
Interest expense, net	9.6	9.8	39.3	37.0
Income taxes	3.4	2.2	15.5	19.6
EBITDA	35.1	31.1	145.8	159.4
Adjustments:
Stock-based compensation	5.4	4.5	21.6	16.5
Foreign currency loss	0.9	0.9	0.4	0.7
Litigation costs associated with patent enforcement	1.6	0.5	3.2	0.7
Loss on disposal of property, plant and equipment	—	—	1.2	0.5
FTC-related costs incurred due to the Microporous litigation and order compliance	—	0.1	0.3	0.3
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	—	2.5
Other non-cash or non-recurring items	(0.5)	0.1	(1.3)	0.2
Adjusted EBITDA	$42.5	$37.2	$171.2	$180.8

Note: The Company entered into a new senior secured credit agreement on April 8, 2014.  Adjusted EBITDA for all periods presented is calculated in accordance with the definition of Adjusted EBITDA per the Company’s new credit agreement, which includes an adjustment for litigation costs associated with patent enforcement. For the second, third and fourth quarters of 2013, litigation costs associated with patent enforcement were $0.3 million, $0.4 million and $0.8 million, respectively.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended
	March 29, 2014	March 30, 2013
Income from continuing operations attributable to Polypore International, Inc.	$8.4	$5.6
Adjustments:
Stock-based compensation	5.4	4.5
Foreign currency loss	0.9	0.9
Litigation costs associated with patent enforcement	1.6	0.5
FTC-related costs incurred due to the Microporous litigation and order compliance	—	0.1
Other non-cash or non-recurring items	—	0.3
Impact of adjustments on income taxes	(2.7)	(1.9)
Adjusted net income	$13.6	$10.0

Net income per share - diluted:
Income from continuing operations	$0.18	$0.12
Impact of adjustments on income from continuing operations	0.12	0.09
Adjusted earnings per share	$0.30	$0.21

Weighted average shares outstanding - diluted	45,423,573	47,295,430

Note: The Company entered into a new senior secured credit agreement on April 8, 2014.  The adjustments used in calculating Adjusted Net Income and Adjusted EPS were modified to be consistent with the adjustments used in calculating Adjusted EBITDA, as defined in the Company’s new credit agreement.  Amounts previously reported for the three months ended March 30, 2013 have been conformed to the current year presentation and the impact on the prior period is not significant.

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income from Continuing Operations Before Income Taxes

(unaudited, in millions)

	Three Months Ended
	March 29, 2014	March 30, 2013
Operating income:
Electronics and EDVs	$3.1	$(2.0)
Transportation and industrial	17.0	16.2
Energy storage	20.1	14.2
Separations media	17.7	15.5
Corporate and other	(8.4)	(5.8)
Segment operating income	29.4	23.9
Stock-based compensation	5.4	4.5
Non-recurring and other costs	1.6	0.9
Total operating income	22.4	18.5
Reconciling items:
Interest expense, net	9.6	9.8
Foreign currency and other	0.7	0.7
Income from continuing operations before income taxes	$12.1	$8.0